UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

__________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 11, 2005

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PC MALL, INC.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	000-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number,

including area code)

(Former Name or Former Address, if Changed Since Last Report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On February 11, 2005, we mutually agreed with GE Commercial Distribution Finance Corporation (formerly known as Deutsche Financial Services Corporation) ("CDF") to terminate the financing program that CDF provided to us and certain of our subsidiaries pursuant to an Agreement for Wholesale Financing (the "Flooring Facility"), dated as of March 15, 2001, as amended, by and among CDF, us and certain of our subsidiaries.  The Flooring Facility provided us up to $40.0 million in credit subject to its terms and conditions including a requirement that we obtain a letter of credit from our primary lender in the same amount of any borrowings under the facility.  While the flooring facility functioned in lieu of a vendor trade payable for inventory purchases and did not bear interest if paid within terms specific to each vendor, its use reduced our borrowing availability under our primary credit facility.  As a result, we (including our subsidiaries) had not drawn any substantial amounts on the Flooring Facility in over two years, and there were no outstanding borrowings under the Flooring Facility at the time of its termination.  Neither we nor any of our subsidiaries incurred any penalty in connection with terminating the Flooring Facility. The Flooring Facility was secured by substantially all of our assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   PC MALL, INC.

Date: February 17, 2005	By: /s/ Ted Sanders
Ted Sanders
Chief Financial Officer